Exhibit 99.1

FOR IMMEDIATE RELEASE
Introgen Acquires Rights to New Nanotechnology Systems
Targeted Nanoparticles Used to Deliver Proteins, Polypeptides and Peptides
AUSTIN, TX, November 16, 2006 — Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today that it has obtained the exclusive, worldwide license to a portfolio of patents from The University of Texas M. D. Anderson Cancer Center focused on the delivery of biologically active proteins, polypeptides and peptides using novel nanoparticle delivery complexes. The technology has demonstrated substantial therapeutic efficacy against human lung cancers in animal models. The systemically-delivered nanoparticles are applicable to a wide variety of bioactive protein-derived molecules.
The licensed technology is directed to specially designed nanoparticles that carry and deliver therapeutic bioactive proteins, polypeptides and peptides to targeted cells, such as cancer cells. These nanoparticle formulations have certain therapeutic advantages. While peptides alone may be rapidly removed from circulation, requiring frequent administration and high doses, Introgen’s nanoparticle-polypeptide formulations may increase therapeutic activity and protect against rapid degradation normally associated with peptide therapy. In addition, Introgen’s peptide nanoparticles may include special targeting molecules to further enhance cellular uptake and to improve therapeutic efficacy.
“Acquiring rights to these nanoparticle delivery technologies represents a significant addition to Introgen’s drug delivery platforms,” said David G. Nance, Introgen’s Chief Executive Officer. “While our existing programs include nanoparticle delivery of tumor suppressor genes, the new technology expands our capabilities to include delivery of therapeutic peptides and polypeptides as well as proteins. We expect these technologies to enable important advances in the targeted delivery of a variety of therapeutic biologics.”
Introgen currently has three therapeutic nanoparticle product candidates: INGN 401 (nanoparticle FUS-1), INGN 402 (nanoparticle p53) and INGN 403 (nanoparticle mda-7). INGN 401 is currently in phase 1 clinical testing for metastatic lung cancer.

Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nanoparticle therapies to treat a wide range of cancers using tumor suppressors and cytokines. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility.
Introgen holds license agreements with M. D. Anderson Cancer Center to commercialize products based on licensed technologies, and has the option to license future technologies under sponsored research agreements. The University of Texas Board of Regents owns stock in Introgen. These arrangements are managed in accordance with M. D. Anderson’s conflict of interest policies.
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its nanoparticle delivery systems and clinical programs for the treatment of cancer or other diseases. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of protein-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission, including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at: www.introgen.com.
Contact:
Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com